Exhibit 10.174

TIAA Authorization ID # AAA-7346
TIAA Inv. ID # 000553801

PROMISSORY NOTE

$270,000,000.00    Columbus, OH     Dated: February 11, 2013

FOR VALUE RECEIVED, PFP COLUMBUS II, LLC (“Borrower”), a Delaware limited liability company, having its principal place of business at c/o Glimcher Properties Limited Partnership, 180 East Broad Street, Columbus, Ohio 43215, promises to pay to TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA (“Lender”), a New York corporation, or order, at Lender’s offices at 730 Third Avenue, New York, New York 10017 or at such other place as Lender designates in writing, the maximum principal sum of TWO HUNDRED SEVENTY MILLION AND NO/100 DOLLARS ($270,00,000.00) (the principal sum or so much of the principal sum as may be advanced and outstanding from time to time, the “Principal”), in lawful money of the United States of America, with interest on the Principal from the date of this Promissory Note (this “Note”) through and including March 1, 2025 (the “Maturity Date”) at the fixed rate of Three and 9/10ths percent (3.9%) per annum (the “Fixed Interest Rate”).

This Note is secured by, among other things, that certain Open-End Mortgage Assignment of Leases and Rents, Security Agreement and Fixture Filing (the “Mortgage”) dated the date of this Note made by Borrower for the benefit of Lender as security for the Loan. All capitalized terms not expressly defined in this Note will have the definitions set forth in the Mortgage.

Section 1. Payments of Principal and Fixed Interest. Borrower acknowledges that as of the date of this Mortgage, Lender shall disburse to Borrower a portion of the original Principal balance of this Note in the amount of Two Hundred Twenty-Five Million and No/100 Dollars ($225,000,000.00). The remaining portion of the original Principal balance of the Note (being $45,000,000.00) evidences the estimated amount of the Future Financing (if provided by Lender) contemplated by Section 13.4 of this Mortgage, which amount, if and to the extent disbursed, shall constitute a Future Advance for purposes of the Mortgage and shall be evidenced by this Note. Borrower expressly acknowledges and agrees that (i) Lender is under no obligation to provide the Future Financing, (ii) Section 13.4 of the Mortgage constitutes the terms under which Lender shall provide the Future Financing (if at all), and (iii) the Future Financing, if provided, exclusive of interest, shall not exceed $45,000,000.00. The payment amounts set forth below in subsection (a) reflect a disbursement of Principal in the amount of $225,000,000.00.

(a) Borrower shall make monthly installment payments (“Debt Service Payments”) as follows:

(i) On the date hereof, a payment of interest on the Principal (through and including March 1, 2013) at the Fixed Interest Rate;

(ii) On April 1, 2013, and on the first day of each succeeding calendar month through and including March 1, 2020, payments in the amount of Seven Hundred Thirty-One Thousand Two Hundred Fifty and No/100 Dollars ($731,250.00), each of which will be applied to accrued interest on the Principal at the Fixed Interest Rate; and

(iii) On April 1, 2020, and on the first day of each succeeding calendar month through and including February 1, 2025, payments in the amount of One Million Sixty-One Thousand Two Hundred Fifty-Three and 46/100 Dollars ($1,061,253.46), each of which will be applied first to accrued interest on the Principal at the Fixed Interest Rate and then to the Principal.

(b)    Interest on the Principal shall be calculated on a 30 day month/360 day year, except that any Interest due for the first and last months of the Term, if such payments pertain to partial months, shall be based upon the actual number of days in such months that the Principal is outstanding and a 365 day or 366 day year, as applicable.

(c) On the Maturity Date, Borrower shall pay the Principal in full together with accrued interest at the Fixed Interest Rate and all other amounts due under the Loan Documents.

Section 2. Prepayment Provisions.

(a) The following definitions shall apply to this Section 2:

“Discount Rate” means yield on a U.S. Treasury issue selected by Lender (or such other commonly used benchmark as Lender selects in its reasonable discretion, if Lender determines that U.S. Treasury issues are not commonly used as benchmarks on the date of calculation), as reported in Bloomberg.com (or in any similar national financial newspaper, periodical or website designated by Lender if Bloomberg.com is not available), two weeks prior to prepayment, having a maturity date corresponding (or most closely corresponding, if not identical) to the Maturity Date and, if applicable, a coupon rate corresponding (or most closely corresponding, if not identical) to the Fixed Interest Rate.

“Default Discount Rate” means the Discount Rate less 300 basis points.

“Discounted Value” means the Discounted Value of a Note Payment based on the following formula:

NP
(1 + R/12)n = Discounted Value

NP    =    Amount of Note Payment

R    =    Discount Rate or Default Discount Rate as the case may be.

n    =    The number of months between the first day of the month subsequent to the prepayment date and the scheduled date of the Note Payment being discounted rounded to the nearest integer.

“Note Payments” means (i) the scheduled Debt Service Payments for the period from the first day of the month subsequent to the prepayment date through the Maturity Date and (ii) the scheduled repayment of Principal, if any, on the Maturity Date.

“Prepayment Date Principal” means the Principal on the date of prepayment.

(b) This Note may not be prepaid in full or in part before March 1, 2018. Commencing on March 1, 2018, provided there is no Event of Default, Borrower may prepay this Note in full, but not in part, on the first day of any calendar month, upon at least 60 days’ prior notice to Lender and upon payment in full of the Debt which will include a payment (the “Prepayment Premium”) equal to the greater of (i) an amount equal to the product of 1% (the “Prepayment Percentage”) times the Prepayment Date Principal and (ii) the amount by which the sum of the Discounted Values of the Note Payments, derived by using the Discount Rate, exceeds the Prepayment Date Principal. In order to calculate (ii) in the foregoing, each remaining Note Payment will be discounted and the resulting Discounted Values will be added together. This Note may be prepaid in full without payment of the Prepayment Premium during the last ninety (90) days of the Term. This Note may not be prepaid without simultaneous prepayment in full of any other notes secured by the Loan Documents. Notwithstanding the foregoing, if Lender elects to apply Insurance Proceeds or Condemnation Awards resulting from any Casualty or Condemnation, as the case may be, or a Termination Fee attributable to the termination or cancellation of any Lease, to the Principal, the prepayment resulting from such application, whether in full or in part, shall be without payment of the Prepayment Premium.

(c) After an Acceleration following an Event of Default or upon any other prepayment not permitted by the Loan Documents, any tender of payment of the amount necessary to satisfy the Debt accelerated, any judgment of foreclosure, any statement of amount due at the time of foreclosure (including foreclosure by power of sale) and any tender of payment made during any redemption period after foreclosure, will include a payment (the “Evasion of Prepayment Premium”) equal to the greater of (i) an amount equal to the product of the Prepayment Percentage plus 300 basis points times the Prepayment Date Principal, and (ii) the amount by which the sum of the Discounted Values of the Note Payments, derived by using the Default Discount Rate, exceeds the Prepayment Date Principal. In order to calculate (ii) in the foregoing, each remaining Note Payment will be discounted and the resulting Discounted Values will be added together.

(d) The calculation of any amount paid to or due Lender in conjunction with any prepayment, tender of payment or payment of any other amount with respect to the Prepayment Date Principal, as described in this Section 2, shall include interest to and including the date of receipt thereof by Lender.

(e)    Borrower acknowledges that:

(i)	a prepayment will cause damage to Lender;

(ii)    the Evasion of Prepayment Premium is intended to compensate Lender for the loss of its investment and the expense incurred and time and effort associated with making the Loan, which will not be fully repaid if the Loan is prepaid;

(iii) it will be extremely difficult and impractical to ascertain the extent of Lender’s damages caused by a prepayment after an Event of Default or any other prepayment not permitted by the Loan Documents; and

(iv)    the Evasion of Prepayment Premium represents Lender and Borrower’s reasonable estimate of Lender’s damages for the prepayment and is not a penalty.

Section 3. Events of Default:

(a)    It is an “Event of Default” under this Note:

(i)    if Borrower fails to pay any amount due, as and when required, under this Note or any other Loan Document and the failure continues for a period of five (5) days, which five (5) day period shall commence on the day after the day payment is actually due; or

(ii)    if an Event of Default occurs under any other Loan Document.

(b)    If an Event of Default occurs, Lender may declare all or any portion of the Debt immediately due and payable (“Acceleration”) and exercise any of the other Remedies.

Section 4. Default Rate. Interest on the Principal will accrue at the Default Interest Rate from the date an Event of Default occurs.

Section 5. Late Charges.

(a) If Borrower fails to pay any Debt Service Payment when due and the failure continues for a period of five (5) days or more, which five (5) day period shall commence on the day after the day payment is actually due, Borrower agrees to pay to Lender an amount (a “Late Charge”) equal to five percent (5%) of the delinquent payment.

(b) Borrower acknowledges that:

(i)     a delinquent payment will cause damage to Lender;

(ii)     the Late Charge is intended to compensate Lender for loss of use of the delinquent payment and the expense incurred and time and effort associated with recovering the delinquent payment;

(iii) it will be extremely difficult and impractical to ascertain the extent of Lender’s damages caused by the delinquency; and

(iv)     the Late Charge represents Lender and Borrower’s reasonable estimate of Lender’s damages from the delinquency and is not a penalty.

Section 6. Limitation of Liability. This Note is subject to the limitations on liability set forth in the Article of the Mortgage entitled “Limitation of Liability”.

Section 7. WAIVERS. IN ADDITION TO THE WAIVERS SET FORTH IN THE ARTICLE OF THE MORTGAGE ENTITLED “WAIVERS”, BORROWER WAIVES PRESENTMENT FOR PAYMENT, DEMAND, DISHONOR AND, EXCEPT AS EXPRESSLY SET FORTH IN THE LOAN DOCUMENTS, NOTICE OF ANY OF THE FOREGOING. BORROWER FURTHER WAIVES ANY PROTEST, LACK OF DILIGENCE OR DELAY IN COLLECTION OF THE DEBT OR ENFORCEMENT OF THE LOAN DOCUMENTS. BORROWER AND ALL INDORSERS, SURETIES AND GUARANTORS OF THE OBLIGATIONS CONSENT TO ANY EXTENSIONS OF TIME, RENEWALS, WAIVERS AND MODIFICATIONS THAT LENDER MAY GRANT WITH RESPECT TO THE OBLIGATIONS AND TO THE RELEASE OF ANY SECURITY FOR THIS NOTE AND AGREE THAT ADDITIONAL MAKERS MAY BECOME PARTIES TO THIS NOTE AND ADDITIONAL INDORSERS, GUARANTORS OR SURETIES MAY BE ADDED WITHOUT NOTICE AND WITHOUT AFFECTING THE LIABILITY OF THE ORIGINAL MAKER OR ANY ORIGINAL INDORSER, SURETY OR GUARANTOR.

Section 8. Commercial Loan. The Loan is made for the purpose of carrying on a business or commercial activity or acquiring real or personal property as an investment or carrying on an investment activity and not for personal or household purposes.

Section 9. Usury Limitations. Borrower and Lender intend to comply with all Laws with respect to the charging and receiving of interest. Any amounts charged or received by Lender for the use or forbearance of the Principal to the extent permitted by Law, will be amortized and spread throughout the Term until payment in full so that the rate or amount of interest charged or received by Lender on account the Principal does not exceed the Maximum Interest Rate. If any amount charged or received under the Loan Documents that is deemed to be interest is determined to be in excess of the amount permitted to be charged or received at the Maximum Interest Rate, the excess will be deemed to be a prepayment of Principal when paid, without premium, and any portion of the excess not capable of being so applied will be refunded to Borrower. If during the Term the Maximum Interest Rate, if any, is eliminated, then for purposes of the Loan, there will be no Maximum Interest Rate.

Section 10. Applicable Law. This Note is governed by and will be construed in accordance with the Laws of the State or Commonwealth in which the Property is located, without regard to conflict of law provisions.

Section 11. Time of the Essence. Time is of the essence with respect to the payment and performance of the Obligations.

Section 12. Cross-Default. A default under any other note now or hereafter secured by the Loan Documents or under any loan document related to such other note constitutes a default under this Note and under the other Loan Documents. When the default under the other note constitutes an Event of Default under that note or the related loan document, an Event of Default also will exist under this Note and the other Loan Documents.

Section 13. Construction. Unless expressly provided otherwise in this Note, this Note will be construed in accordance with the Exhibit attached to the Mortgage entitled “Rules of Construction”.

Section 14. Mortgage Provisions Incorporated. To the extent not otherwise set forth in this Note, the provisions of the Articles of the Mortgage entitled “Expenses and Duty to Defend”, “Waivers”, “Notices”, and “Miscellaneous” are applicable to this Note and deemed incorporated by reference as if set forth at length in this Note.

Section 15. Joint and Several Liability; Successors and Assigns. If Borrower consists of more than one entity, the obligations and liabilities of each such entity will be joint and several. This Note binds Borrower and successors, assigns, heirs, administrators, executors, agents and representatives and inures to the benefit of Lender and its successors, assigns, heirs, administrators, executors, agents and representatives.

Section 16. Absolute Obligation. Except for the Section of this Note entitled “Limitation of Liability” (and its corresponding cross reference to Article XV of the Mortgage), no reference in this Note to the other Loan Documents and no other provision of this Note or of the other Loan Documents will impair or alter the obligation of Borrower, which is absolute and unconditional, to pay the Principal, interest at the Fixed Interest Rate and any other amounts due and payable under this Note, as and when required.

Section 17. Ohio Local Law Provision. Borrower hereby expressly acknowledges and represents that the indebtedness evidenced by this Note and the Loan Agreement is a “business loan” within the meaning of Chapter 1343 of the Ohio Revised Code.

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IN WITNESS WHEREOF, Borrower has executed and delivered this Note under seal as of the date first set forth above.

BORROWER:

PFP COLUMBUS II, LLC, a Delaware limited liability company

By:	Glimcher Properties Limited Partnership, a Delaware limited partnership, its sole member

By:	Glimcher Properties Corporation, a Delaware corporation, its sole general partner

By: /s/ Mark E. Yale
Mark E. Yale, Executive Vice
President, Chief Financial
Officer and Treasurer